NEWS	Exhibit 99.1

Cathie Koch
Vice President, Corporate Communications
(813) 830-5127

Tara Walpert Levy Elected to the Bloomin’ Brands Board of Directors

Levy Also Joins Audit Committee

TAMPA, Fla., July 31, 2013 - The Board of Directors of Bloomin’ Brands, Inc. (Nasdaq: BLMN) elected Tara Walpert Levy as a director of the Company effective July 31, 2013. Levy will also serve on the Audit Committee.

Levy is Managing Director of Global Ads Marketing for Google, where she leads the company’s communications and market development for major clients and partners, and video product marketing worldwide.

Prior to Google, Levy was President of Visible World, helping to build the company into a leading technology platform for addressable video advertising. She writes and speaks frequently on the shifting media and marketing landscape, and was an Associate Partner at McKinsey & Company, where she was a leader of the Global Media & Entertainment and Sales & Marketing groups; she currently serves on the alumni advisory board.

“We are pleased to welcome Tara as a member of the Board of Directors. Her extraordinary expertise in digital marketing, coupled with her unique business perspective, will be invaluable,” said Elizabeth Smith, Chairman of the Board and CEO of Bloomin’ Brands. “We welcome Tara’s insight and counsel as Bloomin’ Brands continues to drive total brand value.”

Levy has been named one of the top “Women to Watch” by Advertising Age, one of New York City’s “40 Under 40” by Crain’s New York Business and one of “The 100 Most Creative People in Business” by Fast Company. She will be inducted into the American Advertising Federation’s Advertising Hall of Achievement this fall.

Levy earned her B.A. in economics from Harvard University and M.B.A. from Harvard Business School.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world.  The portfolio of five founder-inspired brands is comprised of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar and Roy’s with nearly 1,500 restaurants in 48 states, Puerto Rico, Guam and 20 countries.  For more information, visit bloominbrands.com.

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